SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Preliminary Proxy Statement

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☒	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

APPLIED MICROSYSTEMS CORPORATION

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APPLIED MICROSYSTEMS CORPORATION
5020 148th Avenue N.E.
Redmond, Washington 98052-5172

IMPORTANT REMINDER TO VOTE YOUR PROXY

DEAR SHAREHOLDER:

     Applied Microsystems is holding a special meeting of its shareholders on Tuesday, October 29, 2002. At the special meeting, you will be asked to approve the sale of assets pertaining to Applied Microsystems’ embedded systems development tools business to Metrowerks Corporation, a wholly owned subsidiary of Motorola, Inc. If this proposed sale is completed, we estimate we will receive approximately $3.7 million to $3.9 million in cash for our embedded systems development tools business. The Board of Directors believes that it is in the best interests of the company and its shareholders to sell the assets relating to this business because of declining revenues and continuing losses and to apply our capital resources in a manner that optimizes value for our shareholders, as well as other reasons explained to you in the proxy statement previously sent to you. The Board of Directors encourages you to vote FOR this proposal.

     Your vote is important no matter how many or how few shares you own.

     Institutional Shareholder Services (“ISS”), the nation’s leading proxy voting advisory service firm, has also recommended that Applied’s shareholders vote to approve the proposed asset sale. ISS, which provides proxy advisory services to institutional investors, mutual funds, and other fiduciaries, stated in its report: “The asset sale appears to represent a positive outcome for Applied’s shareholders.” ISS is the leading provider of proxy voting and corporate governance services, serving more than 950 clients worldwide. ISS analysts research and recommend votes for 20,000 shareholder meetings each year.

     Since the proposed asset sale must have the approval of a majority of Applied’s outstanding shares of common stock, a failure to vote will have the same effect as a vote against the proposed asset sale.

     If you have not yet returned your proxy for this important meeting, please take the time today to return the enclosed duplicate proxy card in the envelope provided.

     If you need another copy of the proxy statement or have any questions, please contact MacKenzie Partners, Inc., which is assisting us with the solicitation of proxies, at (800) 322-2885 Toll-free or (212) 929-5500 Collect.

     Your prompt attention to this matter would be greatly appreciated.

RECENT DEVELOPMENTS

Termination of Lease Liability

     After mailing our proxy statement, we had discussions with the landlord for our principal business facilities in Redmond, Washington, and negotiated a proposal to allow Applied to terminate its obligations under that lease in return for a cash payment of approximately $1,000,000. Considering that Applied was obligated to pay an aggregate of more than $6 million of rent over the next five years for those facilities, but requires only a small portion of the leased space and has been unable to sublet the balance, our Board of Directors viewed the proposed lease termination as significantly beneficial to our shareholders. As a result, on October 15, 2002, we signed a Lease Termination Agreement providing for the payment of approximately $1,000,000 after the completion of the asset sale. The lease termination is conditioned upon Applied completing the asset sale and receiving the initial purchase price from Metrowerks. The agreement requires that we vacate the leased premises no later than December 31, 2002. We plan to relocate our offices to a smaller facility in the same geographic area.

Effects of Termination of Lease Liability

     Prior to our discussions with the Landlord, Applied’s continuing exposure to the remaining rent obligation under our Redmond lease had significantly impacted not only Applied’s financial condition but also our Board’s views as to Applied’s strategic alternatives. In particular, our Board of Directors believed that this large continuing rent obligation would cause the company to consume more cash and lengthen the time required for it to return to profitability, and could handicap Applied’s efforts to raise additional equity capital. In addition, the Board believed that, so long as this large rent obligation continued, the only strategic alternative realistically available for delivering increased value to Applied’s shareholders was to aggressively pursue our Libra Networks business, since there appeared to be no buyers willing to purchase the entire company encumbered by such a large rent obligation, and liquidation of the company appeared to be a futile effort that would result in little or no eventual payout to shareholders.

     Our recent signing of the Lease Termination Agreement does not directly affect the wisdom or benefits of the proposed asset sale. Our Board of Directors has, however, considered the following potential effects of the Lease Termination Agreement on Applied’s strategic alternatives:

•	Potential effect on capital-raising. Elimination of the large liability “overhang” relating to our Redmond lease should remove one potential impediment to our ability to raise venture capital to fund the Libra Networks business. However, as we discussed in the proxy statement, there are a number of other significant risks and uncertainties relating to Applied’s ability to raise venture funding in the current economic and investment environment. While at least one development-stage company in the same technology sector as Libra Networks has successfully raised venture capital in recent months, others have been unable or have given up their efforts to do so. The capital-raising risks and uncertainties described in the proxy statement remain valid despite the signing of the Lease Termination Agreement.

•	Potential liquidation alternative. Elimination of Applied’s lease obligation may give our Board of Directors one additional strategic alternative to consider—namely, whether the value deliverable to shareholders might be optimized by liquidating the company rather than continuing to pursue the Libra Networks opportunity. Liquidation of a corporation is not a simple process, and would require a separate shareholder vote beyond the one currently scheduled. Even after shareholder approval, liquidation distributions to shareholders might have to be delayed for a lengthy period of time, so that assets remaining after the asset sale can be sold, so that known and contingent creditors can be satisfied, and so that the indemnification obligations in favor of Metrowerks can expire or be

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otherwise provided for. A liquidation of Applied would also involve numerous other complexities, including tax consequences to shareholders and potential severance obligations to certain company executives (as described in the proxy statement) and to other Applied personnel.

     None of these potential effects of the signing of the Lease Termination Agreement have in any way diminished the Board’s conviction that the proposed asset sale to Metrowerks is fair and in the best interests of Applied’s shareholders. Accordingly, the Board of Directors reconfirms its recommendation that all shareholders vote FOR the proposed asset sale.

Sincerely, /s/ STEPHEN J. VERLEYE Stephen J. Verleye President and Chief Executive

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APPLIED MICROSYSTEMS CORPORATION

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert C. Bateman and Stephen J. Verleye, or either, as proxy with full power of substitution to vote and act on and consent in respect to any and all shares of the stock of Applied Microsystems Corporation held or owned by or standing in the name of the undersigned on the company’s books on September 24, 2002 at the Special Meeting of Shareholders of the company to be held at the offices of Applied Microsystems Corporation, 5020 148th Avenue N.E., Redmond, Washington 98052-5172 at 10:00 a.m. local time on October 29, 2002, and any continuation or adjournment thereof, with all power the undersigned would possess if personally present at the meeting.

     THE UNDERSIGNED HEREBY DIRECTS AND AUTHORIZES SAID PROXIES, AND EACH OF THEM, OR THEIR SUBSTITUTES, TO VOTE AS SPECIFIED BELOW WITH RESPECT TO THE PROPOSAL LISTED IN THE PARAGRAPH ON THE REVERSE SIDE, OR IF NO SPECIFICATION IS MADE, TO VOTE IN FAVOR THEREOF.

     The undersigned hereby further confers upon said proxies, and each of them, or their substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

     The undersigned hereby acknowledges receipt of: (1) Notice of Special Meeting of Shareholders of the company, and (2) accompanying Proxy Statement.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	PLEASE MARK VOTE AS IN THIS EXAMPLE

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF APPLIED MICROSYSTEMS CORPORATION. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

To adopt and approve the Asset Purchase Agreement dated as of September 3, 2002, by and between Metrowerks Corporation, a Texas corporation and wholly-owned subsidiary of Motorola, Inc., a Delaware corporation (“Metrowerks”) and Applied Microsystems Corporation, a Washington corporation (the “Company”) and to approve the proposed sale of the Company’s embedded systems development tools business and Assets to Metrowerks.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

     SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE ABOVE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE THE ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.

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